Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
AZZ Inc.
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Equity	Common Stock	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
	Other	Warrants	Rule 456(b) and Rule 457(r) (1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							(1)

(1)	In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all registration fees and all registration fees will be paid subsequently on a pay-as-you go basis.

(2)	There is being registered hereunder an indeterminate principal amount of debt securities and an indeterminate number of shares of common stock and warrants as may from time to time be issued at indeterminate prices. The securities registered hereunder include securities as may from time to time be issued upon conversion, exchange, redemption, exercise or settlement of any securities registered hereunder, including under any applicable anti-dilution provisions. Any securities registered hereunder may be sold separately or together as units with other securities registered hereunder.